XINO Corporation Announces Entry Into Oil & Gas Business in Major Reorganization

COLORADO SPRINGS, CO and HOUSTON, TX -- (Marketwire - February 19, 2009) -

-- Company Changes Name to Asher Xino Corporation, Relocates to Houston, Texas

-- New Board of Directors and Executive Staff Led by Former ARCO Executive Chris Wilmot, Chairman of the Board, and Veteran Oilman Bayo Odunuga, CEO

-- Management Working Recapitalize Company, Acquire Assets and Bring SEC Filings Current

XINO Corporation (PINKSHEETS: XNCP) today announced it has changed its name to Asher Xino Corporation and relocated to Houston, Texas, as part of a major reorganization that includes entry into the oil & gas business under the direction of a new leadership team led by former ARCO executive Chris Wilmot.

Michael Hinton, president, said, "We are extremely pleased to have attracted a seasoned and accomplished team of officers and directors, led by oil & gas industry veterans Chris Wilmot, our new Chairman of the Board, and Bayo Odunuga, CEO. We are working diligently to build a portfolio of attractive oil & gas prospects and capitalize on tremendous opportunities on the African continent. We also intend to recapitalize the Company in support of our aggressive growth plans. Additionally, our auditor is working to bring our SEC filings up to date and we expect to update investors on our progress on this and other initiatives on a regular basis."

The new leadership team is comprised of the following individuals:

Chris K. Wilmot, Chairman of the Board. Mr. Wilmot has held several executive management positions with major oil companies including Atlantic Richfield (ARCO). He serves on numerous commissions and boards. He is the Chief Executive Officer & President of WCW International, Inc., where he assists Fortune 500 and other global companies with business development initiatives in various African countries. He is also the Chairman of the Cote D'Ivoire "Peace" Refinery, an executive member of the Greater Houston Partnership, director of Congressman Mickey Leland Kibbutzim Foundation, Commissioner of the Houston Clean City Commission and former Chairman of the Board of the Greater Houston Convention & Visitors Bureau. Mr. Wilmot was an honorary member of President G. W. Bush's African Trade mission.

Bayo O. Odunuga, Chief Executive Officer. Mr. Odunuga has more than 19 years of experience as an energy advisor, management consultant and project manager with Price Waterhouse Coopers and EDS Corporation. He is a co- founder and former CEO of Rosegate Synergistic, Inc., a management consulting company, Director of Apex Star Energy Corporation and Asher Energy Corporation. Mr. Odunuga has extensive experience advising oil companies in field acquisition and development.

Jack M. Webb, Director. Mr. Webb is an attorney and founder and CEO of Jack Webb and Associates, a prominent Houston-based workout company. He has held several executive banking and energy industry positions including Shell Corporation. He serves on numerous boards and advisory committees, including Chairman of the Board and Senior Fellow of the American Leadership Forum (ALF), member of the Export-Import Bank of the United States (Ex-Im Bank) and Techax Ventures. Mr. Webb has received five appointments from various presidents of the United States, including an Executive Committee Member of the Council for National Policy 1984-1985 and his current assignment as the Honorary Consul of the Republic of Ghana.

Jimmy G. Delano, Director. Mr. Delano is a certified accountant and a member of the Institute of Marketing and the Institute of Directors in the United Kingdom. He has more than 25 years of international business experience, including 15 years as Vice President of International Sales and Marketing for Gillette and Polaroid in Africa. He is the President and Chief Executive Officer of Ilora L'Original Beauty Concepts Inc. and former Vice President of Soft Sheen / L'Oreal. He is a former Chicago Minority Business Man of the Year. Mr. Delano is also adjunct professor on MBA courses specializing in international business and management at several U.S. universities.

Warren H. Anderson, Chief Technical Officer. Mr. Anderson is a geologist and engineer with over 30 years of experience in petroleum exploration and drilling operations, having lived and worked in West Africa. Mr. Anderson was the President of Asher Energy Corporation with the vision for developing a portfolio of assets in Africa and he is the former President of Frontier Exploration Corporation.

Patrick Okorodudu, Esq., Secretary / Director. Mr. Okorodudu has over 20 years of experience as a legal counsel and consultant to major oil companies in Africa and other international business entities. He has worked both as a litigation and corporate attorney. He is an associate member of the American Bar Association and the American Academy of Legal Studies in Business. He serves on the Board of Governors of Water Agriculture Industries (WAI) Foundation. Mr. Okorodudu teaches Business Law, Leadership and Ethics for several U.S. universities.

As part of the management team transition, William Coffey has resigned as Secretary of the Board of Directors.

Relocation of Corporate Headquarters

The Company has relocated its corporate headquarters to 5847 San Felipe Street, 17th Floor, Houston, Texas 77002. The new main phone number is 713- 413-3345. The Company's former headquarters was at 3355 No. Academy Blvd., Suite 260, Colorado Springs, Colorado 80917.

Cautionary Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the Company's reorganization, recapitalization, asset acquisitions, growth plans and expectations, plans to build a portfolio of attractive oil & gas prospects, and plans to bring SEC filings current are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements or to provide preliminary quarterly or annual results in the future. Actual results could vary materially from these expectations.

Contact:

Mike Hinton
President
Asher Xino Corporation
Ph: 719-633-5301
MichaelCHinton@msn.com